Hooper Holmes, Inc.
2009 Third Quarter Financial Results Conference Call
November 6, 2009

Operator:  Good morning ladies and gentlemen.  Thank you for standing by.  Welcome to the Hooper Holmes 2009 Third Quarter Financial Results Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  Please press zero and then star for operator assistance at any time.  For participants using speaker equipment, it will be necessary to pick up your handset before making your selection.  This conference is being recorded today, November 6, 2009.

I would now like to turn the conference over to our host Mr. Andrew Berger.  Go ahead sir.

Andrew Berger:  Thank you Sarah.  On behalf of the management at Hooper Holmes, we are extremely pleased that you have taken the time to participate in the conference call, and thank you for joining us to discuss the company’s 2009 third quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management’s intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements.  It is important to remember that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s annual report on form 10-K, copies of which may be obtained by contacting either the company or the SEC.

By now, you should’ve received a copy of the news release, which was issued this morning before the market opened.  If you have not received a copy, please call me, Andrew Berger, at 216-464-6400 and I will send a copy to you.

Participating in today’s call our Roy Bubbs, Hooper Holmes President and Chief Executive Officer; and Michael Shea, Senior Vice President, Chief Financial Officer and Treasurer.

At this time, I will turn the call over to Roy Bubbs.  Roy?

Roy Bubbs:  Thank you Andy and good morning everyone, and thank you for joining us today.  As you know, the third quarter is typically the weakest quarter of the year for life insurance.  The economy and low consumer confidence continues to depress the industry.  Considering these factors, I’m encouraged by the results we’re announcing this morning.

First, we continue to make good progress in our core business.  Portamedic was profitable in the third quarter.  We accomplished this despite declining revenue and fewer exams year-over-year, because we have been successful in reducing our operating costs.  We believe we will continue to be profitable in this unit going forward through ongoing cost control and by increasing market share.

Through September, our field sales representatives introduced more than 9,000 new customers to Portamedic.  Those 9,000 new local agents ordered about 40,000 new exams, and thanks to technology and process improvements, we have set new records for our cycle time in scheduling and completing insurance exams.

In the third quarter, we introduced a new service called Instant Scheduling.  It allows insurance agents to schedule exams while they are face-to-face with their applicants using our Managed Scheduling Center.  This new process significantly reduces the time to complete an exam.  In one case, we scheduled and completed an exam in less than 24 hours.  As the economy improves and life insurance sales pick up, Portamedic is positioned to benefit.

In our other divisions, Heritage Lab’s revenues in the third quarter were relatively flat in comparison to the prior year period at about 2.9 million.  We believe that through initial acceptance of our mortality studies as a value proposition, increased test kits sales and Portamedic revenue improvement, we have the potential to show growth at Heritage Labs.

Our Health and Wellness business continued to grow in the third quarter, delivering about 2.5 million in revenue or an increase of 77% from the prior year period.  We completed 45,000 health screenings compared to 32,000 screenings in the same period last year.  This business now has 42 customers with four new customers coming on board in the third quarter.  Today, we have certified over 2,300 examiners in the network to be wellness certified.  We believe that we are well positioned to capture a significant amount of the health and care management business.

Hooper Holmes Services revenues declined 35% to 5.9 million compared to the same period in the prior year.  A significant contributing factor to this decrease was reduced underwriting service revenues from three of our largest insurance company customers.  These customers experienced a substantial slowdown in their business, which resulted in a significant amount of underwriting services previously outsourced to us being greatly reduced or taken back in-house by our customers.  The overall decrease in life insurance application activity also contributed to the decrease in revenues.

We appointed Marcus Mears as President of Hooper Holmes Services in July.  Marc has over 20 years of experience and industry knowledge in the life and reinsurance markets.  Marc and his team have been responding aggressively to this revenue decline with cost reduction initiatives in the second and third quarter, which included headcount reductions and office closures.  These cost reduction initiatives have generated and will continue to generate significant cost savings in 2009.  We believe we are taking the right actions and expect this unit to continue to improve in the fourth quarter.

In terms of our overall financial performance, our third quarter net loss was $700,000.  However, I’d like to point out that the $700,000 loss contains $600,000 of a non-cash accelerated depreciation on our IT system, which we’ve talked about in the past, which should be off our books by mid next year.  Another $300,000 of that loss stems from restructuring and other charges.

So, with that, I’d like to turn it over to Mike.

Michael Shea:  Thank you Roy and good morning everyone.  For the third quarter 2009, our consolidated revenues decreased 7% to 43.8 million compared to 47.2 million in the third quarter of 2008.  We had a net loss of 0.7 million or $0.01 per share compared to a net loss of 2.7 million in the prior year.  As Roy mentioned, our current year loss includes 0.3 million of restructuring charges, while the prior year includes 0.6 million from discontinued operations.

As for revenues in the third quarter, our Portamedic revenues decreased approximately 4% to 32.4 million, an improvement from the 6% revenue decline that we experienced in the first half of 2009.  Our revenue declined as a result of a reduction in paramedical exams completed of 9% partially offset by higher average revenue per exam of 3%.  Heritage Labs’  revenues totaled 2.9 million in the third quarter, relatively flat from the prior year.  Revenues in our Health and Wellness business were up significantly in comparison to the prior year, increasing approximately 77% to 2.5 million in the third quarter of 2009, while our Hooper Holmes Services revenues decreased 35% to 5.9 million as a result of reduced demand for our outsourced underwriting services.

Our consolidated gross margin for the third quarter of 2009 was 26.3% compared to 23.8% in the prior year.  This margin improvement of approximately 250 basis points is attributable to improved pricing and the continuing management of our costs.

As for selling, general and administrative expenses, SG&A on a consolidated basis totaled 11.9 million for the third quarter, a reduction of 1.3 million or 10% from the prior year period.  Included in SG&A for the third quarter is depreciation expense of 0.6 million resulting from the reduction of the estimated useful life of our current IT system.

Now, regarding the balance sheet, working capital at September 30, 2009 was 25.4 million, including 14 million—14.2 million in cash and cash equivalents, and no debt outstanding.  Accounts receivable totaled 22.9 million, with day of sales outstanding of 47 days.  Regarding cash flows, cash provided by operations approximated 2.3 million in the third quarter.  Capital expenditures for the quarter were approximately 0.5 million.

And with that, I’ll turn the call back to Roy.

Roy Bubbs:  Thanks Mike.  We are continuing towards our goal to deliver consistent profitability and we expect to be profitable in the fourth quarter.  We have a strong balance sheet, no borrowings and we continue to generate cash.  On past calls, shareholders have asked if we have considered repurchasing our shares.  We have begun discussions with our credit line provider TD Bank to explore whether we could receive permission to initiate a stock buyback if and when the Board deems it appropriate.

Looking ahead, we typically see strong life insurance sales in the fourth quarter.  Although it is still early in the quarter, we have not yet seen the historical up tick.  However, we still expect to be profitable in the fourth quarter.

Looking towards next year, we continue to pursue the goal of 5% profitability.  As I said last quarter, this is a goal, not guidance.  It is of course dependent on revenue gains from our current business, on revenue from our new initiatives, on continuing to manage our costs and on reducing losses in our Services unit.  Our intention in 2010 is to be profitable and cash positive for the full year.

We are looking at more opportunities to bring our core competencies to bear in the health sector.  We have worked over the last six months to develop new healthcare screenings and testing services.  We now have our first contracts, and I look forward to describing these new initiatives in the future calls.

And, with that, I’d be glad to take your questions.

Operator:  Thank you.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question, press the star followed by the two.  If you are using speaker equipment, you will need to lift the handset before making your selection.  Please limit questions to one question and one follow up question.  One moment please.

Ladies and gentlemen, if there are any questions, please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question, press the star followed by the two.  If you are using speaker equipment, you will need to lift the handset before making your selection.

And, our first question comes from the line of Beth Lilly with Gabelli.  Go ahead.

Beth Lilly:  Hi Roy.  It’s Beth Lilly with Gabelli.

Roy Bubbs:  Hi.  How are you?

Beth Lilly:  Good.  How are you doing?

Roy Bubbs:  I’m doing well, thank you.

Beth Lilly:  You know what, I missed what you said in terms of where you think the business can go in terms of—in terms of margins, you said this is a goal.  It’s not a—this is not guidance.  Are you talking about operating margins?  I missed that.  I’m sorry.

Michael Shea:  That’s pre-tax margins Beth.

Beth Lilly:  Okay.  And, what is it that you said?

Roy Bubbs:  Our goal is 5% profitability, and in accordance with what you say, it’s our goal not our guidance.  And, we’ve built that on where we are today, and it is of course dependent on us continuing to make the gains in our current business and start seeing some gains in revenue, along with some of the new initiatives, our continued managing of our costs, and we still have some good work to be done with Hooper Holmes Services to close that expense gap.

Beth Lilly:  Okay.  So Roy, it’s interesting because you talk about this being a low point—you know, this quarter being a low point in your business, and yet, you almost made money.  And so, it seems to me going forward then, you should be able to be—if revenues grow from here, okay?  We don’t have much more degradation in the business.  It seems to me then you should be able to be consistently profitable.  Is that a fair statement?

Roy Bubbs:  Well, you haven’t heard my conservatism on these calls in the past.  I think this is the first time you’ve been on the call,  Beth, but you know, the 10.2% unemployment number today, and consumer confidence, you know, sticks in the back of my head when I make these statements.  But right now, we do not see any further deterioration in the industry, and therefore, I feel confident as one can feel in this economic time of saying yes, I concur, we think going forward, we feel that we have the worst behind us.

Beth Lilly:  Okay.  Are you willing to say, you know, do you think getting to that 5% is—it will take you several years?

Roy Bubbs:  Our goal is to accomplish it next year.

Beth Lilly:  Okay.

Roy Bubbs:  Now, I can’t tell you.  We’ve done our initial budgeting and reviewed it with our Board.  You know, I can see some nice portion of that 5% today in our current planning without any huge wild, you know, upside increase.  We still have to work on solving our Hooper Holmes Services expense issues, which they’re working enormously aggressively on.  I’m very pleased with what they’ve been doing.  And also, our new initiatives, and as I was closing, we have now signed our first  few contracts to do some pilots, to do some work in some very exciting areas that could generate us some reasonably good growth in revenue for next year.  I’m also hoping maybe a little bit into this year, but I don’t want to be too greedy.

Beth Lilly:  Okay.  Okay.  And, just in terms of a share buyback, is your willingness to maybe talk about that because you see the business is stabilizing?

Roy Bubbs:  That would be to me—I still think cash is king.  I continue to say that.  I think we’ve started to address this with our bank, if it’s at all possible, but quite frankly, I see a lot of opportunities to use that cash in this business to grow it maybe faster and deliver better services, and therefore better revenues from our existing customer base and the new customer bases that we’re looking at.  So, we’ve been very conservative on how we spend cash.  As you can see, our CAPEX has been conservative this year.  And, when we feel very confident that we’re delivering the results our shareholders deserve, then we probably would want to deploy some of that cash into growing our revenues quicker.

Beth Lilly:  Okay.  Great.  I appreciate your time.  Thanks so much.

Roy Bubbs:  You’re welcome.

Operator:  Thank you.  And, our next question comes from the line of Bill Nasgovitz with Heartland Advisors.  Go ahead.

Bill Nasgovitz:  Hi there.  This is Bill Nasgovitz at Heartland.

Roy Bubbs:  Good morning.

Michael Shea:  Hi Bill.

Bill Nasgovitz:  Good morning.  Did I hear you right, that you were thinking of borrowing money to buy stock?

Roy Bubbs:  No.

Bill Nasgovitz:  Pardon?

Roy Bubbs:  No.

Bill Nasgovitz:  Okay good.  Great.

Roy Bubbs:  It happens, our credit line is at TD Bank and one of our covenants is that we can’t buy stock back at this moment.

Bill Nasgovitz:  Well, that’s good.  You need—great.  I came on late.  I misheard you.  Excuse me.  The second question, what are you most excited about in terms of the upside here?

Roy Bubbs:  Well, I have to say, it’s several fronts.  The first front is Portamedic has really done a good job of operationally positioning themselves in this downsized life insurance market.  On top of it, a lot of the things they’ve been doing like sales metrics is paying off, as in the numbers I showed or talked about of actually bringing in 9,000 new agents who have not dropped an order with us in some time or forever and had resulted in 40,000 new exams.  We actually now have some technology that can show us that we are growing the brokerage market, which I’ve talked about past calls.  And so, we have some other things that we probably will be talking about in the near term on how we’re continuously improving and delivering a better product to our insurance companies and our agent customers.

Second of all is I’m encouraged with these new—several of our new initiatives.  We have many of them in process, but several of them have seemed to be starting to mature quite rapidly now.  And, we’re actually, as I said in my closing remarks, that we actually have our first contracts.  That feels very good.  And, we’ve got good words out of some of the reinsurance industry regarding our lab work, work out of our lab—how do I want to say it?  I’m saying it incorrectly.  Our underwriting…

Michael Shea:  The mortality work.

Roy Bubbs:  Yes.  The mortality studies that our good doctor and our lab has put together to support the life insurance industry and reinsurance industry in their pricing and how they look at risks, along with several other good things that are happening at the lab.  And, quite frankly, the activity of new accounts in Hooper Holmes Services, while still at the beginning, at least we have our pipeline growing again, and that’s encouraging as he manages expenses and changes his expense structure more away from fixed to more of a variable cost structure.  So, those are some of the things that are getting me upbeat again and running into work in the morning.

Michael Shea:  Bill, another thing to point out is, when those revenue initiatives do start to kick in, the lean cost structure that we’re operating under right now, you know, with cost reductions. You said you came on late.  I don’t know if you heard but our gross margin improved about 250 basis points this quarter.  SG&A is down 10%.  So, when those revenue initiatives begin, that’s very leveragable and a large portion of that revenue should fall to the bottom line given our current cost structure.

Bill Nasgovitz:  Okay.  And, what is this Health and Wellness—what is the potential there?  And, does that fit into any of the healthcare reform?

Roy Bubbs:  Well, the potential is, it could be significant, it could be—you know, it really depends to a degree on what happens in the health and wellness management part of the industry.  Most everything you read and hear today is around preventative, being proactive in the medical sector, the health sector, excuse me.  And so, the potential is significant.

You know, short term we work with our current clients, which are the disease and health management companies.  That business continues to grow very, very strongly compounding year-over-year.  We believe we have – are getting a significant portion of that business, which is a good reflection on the whole team at our Health and Wellness company.  And, as you read what’s coming out of Washington, no matter what political bench you’re on, there is always something about having to manage costs better.  One of the ways you manage costs is you don’t let people get as sick or move them down the spectrum, so they’re not—there’s low cost to managing their diabetes or the heart disease versus the extreme costs.  So, that’s all in preventative medicine. It’s all about not sending people back to hospitals after they’ve been discharged.  Those are, you know, staggering numbers.  Medicare spends 17 billion alone every year on what they think is unnecessary readmissions to the hospital.

So, there’s a lot of opportunities for screening and wellness management, I think in our future.

Bill Nasgovitz:  Okay.  Great.  Thank you.

Michael Shea:  Thank you.

Operator:  Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time.  As a reminder, if you are using speaker equipment, you’ll need to lift the handset before making your selection.

Our next question comes from the line of Tom Maguire, private investor.  Go ahead.

Tom Maguire:  Hi.  Good morning gentlemen.  I just had a few questions.  First of all, I did see the gross profit improvement year-over-year, but the gross profit margin was a little less or somewhat less in the third quarter versus the second quarter.  Does that have something to do with the seasonality of the business?  And, can we expect the gross profit margin to bump up in the fourth quarter?

Michael Shea:  Tom, you are absolutely right on that.  That is a seasonality factor, and the reduced revenue that we see in the third quarter, historically that is our weakest quarter from a revenue and market perspective.  And yes to part number two.  We should see that gross margin improve in Q4.

Tom Maguire:  Okay.  Thank you.  In terms of restructuring, you did $300,000 of restructuring in the third quarter, and I think it was 1.1 million year-to-date.  How long will the restructuring costs go forward?  And, what do they relate to?

Michael Shea:  Primarily, they relate to some of the cost reduction programs that we implemented during the year.  That is severance for the head count and the lease obligations for the offices that we vacated.  So, from a P&L perspective, you know, that cost is behind us.  From a cash perspective, certainly, we need to continue to pay the lease costs, unless we’re able to sublet those properties.  As far as restructuring charges going forward, that’s difficult to predict.  You know, we monitor our business every day and if we were to need to take additional actions to keep the costs in line with the revenues, we would do that.  But right now, there are no significant restructuring programs underway.

Tom Maguire:  Okay.  So, with the restructuring you’ve taken this year, should we continue to see improvements in SG&A and gross margin because of these restructurings?  Or, will that be done relatively shortly?

Michael Shea:  No.  Because a lot of that restructuring was done even during this past third quarter.  So, you are not seeing all the benefit in the third quarter results, especially in our Hooper Holmes Services area, which we talked about earlier.  You will continue to start—you will continue to see improvement as we move forward and through 2010.

Tom Maguire:  Okay.  And then finally, how long will the depreciation continue on your old IT system?

Michael Shea:  There is—it will continue for the next three quarters.  So, in the fourth quarter and the first two quarters of next year, we’re expecting approximately $600,000 of accelerated depreciation in each of those three quarters.  It will be over by June.  Right now, it’s an estimate, estimating June 2010.

Tom Maguire:  Okay.  Thanks.  And then one last thing, what was the other expenses?  The 133,000, not much but what was that?

Michael Shea:  It’s probably our interest or some bank charges.  We do have an unused fee for our credit line to keep that in place.  That’s probably what that pertains to.

Tom Maguire:  Okay great.  Well, thank you very much for taking my questions.

Michael Shea:  Thank you Tom.

Operator:  Thank you.  And, we have a follow up question from Bill Nasgovitz with Heartland Advisors.  Go ahead.

Bill Nasgovitz:  Yes.  I know in the past, some people think reverse stock splits are a dirty word, but I actually like them if the operations really do return to profitability here within the next year. I think in conjunction with profitability, they make sense.  Gosh, even for crappy companies like AIG, they did a reverse, I think one for 10.  The stock was around one and change and I think it’s moved up nicely, because once you get over a certain level, institutions can buy your stock and all sorts of related reasons.  Have you given that any thought?  Reverse stock splits at the appropriate time?

Roy Bubbs:  We have in the past.  Obviously, you know, there’s a price tagged to it, which we at this moment have no desire having another special charge on our books.  I think there’s more appropriate ways to get ourselves profitable.

Bill Nasgovitz:  Right.

Roy Bubbs:  Have our balance sheet continue to look better.  Have more cash, and take a look at it again next year.  But, it does come up from time to time at the Board, and it’s not a—I can’t tell you it’s a quarterly Board conversation, but right now I would prefer not to spend a significant amount of cash that it would take to do it.  And second of all is, I think until we get the numbers looking better for our shareholders, we should continue the course of action we’re doing, us getting healthy and moving forward.

Bill Nasgovitz:  I agree with that, but we’d be favorably inclined when you reach that level of profitability.  Thank you.

Michael Shea:  Thank you Bill.

Operator:  Thank you.  At this time, I show no further questions.  I would like to turn the call back to Mr. Bubbs.  Go ahead.

Roy Bubbs:  I want to thank everyone again for being on the call today, and just want to wish all of you and your families a very joyous and happy holiday season, and look forward to talking to you in the beginning of next year.  Thanks again, and have a nice day.

Operator:  Thank you.  Ladies and gentlemen, this concludes the Hooper Holmes 2009 Third Quarter Financial Results Conference Call.  This conference will be available for replay after 1:00 p.m. Eastern Standard Time.  Thank you for your participation.  You may now disconnect.